EXHIBIT 10.46

AMERICAN TONERSERV CORP.

PROMISSORY NOTE

$1,000,000                                                                                                                                                                                                                                                                        March 5, 2010

American TonerServ Corp., a Delaware corporation (the "Company"), the principal office of which is located at 420 Aviation Blvd, Suite 103, Santa Rosa, CA 95403, for value received, hereby promises to pay to the James E. Berger and Joann E. Berger Trust, or its registered assigns ("Holder"), the sum of One Million dollars ($1,000,000).  This promissory note ("Note") shall be payable as set forth in Section 2 below.

Payment of all amounts due hereunder shall be made by mail to the registered address of the Holder.

The following is a statement of the rights of the Holder of this Note and the conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note, agrees:

1.                  Definitions.  As used in this Note, the following terms, unless the context otherwise requires, have the following meanings:

(i)                  "Company" includes any person which shall succeed to or assume the obligations of the Company under this Note.

(ii)                "Holder," when the context refers to a holder of this Note, shall mean any person who shall at the time be the registered holder of this Note.

2.                  Interest and Maturity. Simple interest shall accrue on the outstanding principal balance of this Note at the rate of ten percent (10%) per annum, or the maximum rate permitted by law, whichever is less, from the date of issuance of this Note through the date this Note is fully repaid.  One-half (1/2) of the accrued interest shall be paid monthly by the 15th day following each calendar month end.  The remaining accrued interest shall be payable, together with the principal, at the maturity of this Note.  This Note shall mature twelve (12) months after it is executed.

3.                  Events of Default.  If any of the events specified in this Section 3 shall occur (herein individually referred to as an "Event of Default"), the Holder of the Note may, so long as such condition exists, declare the entire principal and unpaid accrued interest hereon immediately due and payable, by notice in writing to the Company:

(i)                  Default in the payment of the principal and unpaid accrued interest of this Note when due and payable if such default is not cured by the Company within ten (10) days after the Holder has given the Company written notice of such default; or

(ii)                The institution by the Company of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under the federal Bankruptcy Act, or any other applicable federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Company, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the taking of corporate action by the Company in furtherance of any such action; or

(iii)               If, within sixty (60) days after the commencement of an action against the Company (and service of process in connection therewith on the Company) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been resolved in favor of the Company or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within sixty (60) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated.

4.                  Prepayment. The Company may prepay the principal of this Note in whole or in part at any time prior to due date of this Note without the consent of the Holder. However, any prepayment of less than all of the principal and accrued interest shall be applied first to interest and then to principal.

5.                  Late Fee.  If payment is not received on the 15th day of each month (or if the 15th falls on a weekend, the following business day) then there will be a late charge of $50 per day until payment is received.

6.                  Assignment.  The rights and obligations of the Company and the Holder of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

7.                  Waiver and Amendment.  This Note may only be amended, waived or modified upon the written consent of the Company and the Holder.

8.                  Notices.  Any notice or other communication between the parties hereto shall be in writing and shall be delivered personally or by United States mail and shall be deemed delivered upon receipt if sent by personal delivery, and three (3) business days after deposit if sent by United States mail. Such notices or communications shall be sent to the following addresses:  (a) if to the Company, 420 Aviation Boulevard, Suite 103, Santa Rosa, CA 95403, or at such other address or addresses as may have been furnished in writing by the Company to the Holder, and (b) if to the Holder, at the address set forth in the Guaranty.

9.                  Headings; References.  All headings used herein are used for convenience only and shall not be used to construe or interpret this Note.  Except as otherwise indicated, all references herein to Sections refer to Sections hereof.

10.              Dispute Resolution.  In the event that any dispute between the parties regarding the terms of this Agreement is not resolved by informal negotiation between the parties, the matter shall be referred to the nearest office of J.A.M.S./ENDISPUTE for mediation, that is, an informal, non-binding conference or conferences between the parties in which a neutral panelist will seek to guide the parties to a resolution of the matter.  Each party agrees to pay its own costs in connection with the mediation and its proportionate share of the fees and costs of J.A.M.S./ENDISPUTE in connection with the mediation.  Each party agrees to spend a minimum of at least six (6) hours in attempting to mediate the dispute (unless it is resolved in less than six (6) hours).  If the dispute is not resolved in such time, the parties may elect to continue mediation or either party may commence litigation or binding arbitration.  The venue for any litigation or arbitration shall be Sonoma County, California.

11.              Attorney Fees.  In the event that any dispute among any parties hereto should result in litigation or arbitration, the prevailing party in such dispute shall be entitled to recover from the other party all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including without limitation, reasonable attorneys’ fees and expenses, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment.  Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorney fees and costs incurred in enforcing such judgment and an award of prejudgment interest from the date of the breach at the maximum rate allowed by law.  The prevailing party shall mean the party who is determined in the proceeding to have prevailed or who prevails by dismissal, default or otherwise and not necessarily the party in whose favor a judgment or other decision is rendered.

IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first set forth above.

American TonerServ Corp.

By: /s/ Ryan Vice

Its: CFO